Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

Johnson & Johnson

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity	Johnson & Johnson 2022 Long-Term Incentive Plan (the “2022 Plan”) (Common Stock, par value $1.00 per share (“Common Stock”))	457(a)	150,000,000	$183.28	$27,492,000,000	$92.70 per million dollars	$2,548,508.40

Equity	Johnson & Johnson 2012 Long-Term Incentive Plan, as amended and restated (the “2012 Plan”) (Common Stock)	457(a)	75,000,000	$183.28	$13,746,000,000	$92.70 per million dollars	$1,274,254.20

Total Offering Amounts			225,000,000		$41,238,000,000		$3,822,762.60

Total Fee Offsets

Net Fee Due							$3,822,762.60

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminable number of additional shares of the Common Stock as may become issuable to prevent dilution in the event of stock splits, stock dividends, or similar transactions pursuant to the terms of the 2022 Plan and the 2012 Plan.

(2)

Related to Common Stock to be issued pursuant to the Plans. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on April 27, 2022.